Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statement on Form S-8 (Nos. 333-215831, 333-207830, 333-190404, 333-188868, 333-183268, 333-177705, 333-170325, 333-162715, 333-152814, 333-146076, 333-140623, 333-131412, 333-127672, 333-120364, 333-107218, 333-97091, 333-221241) of Plantronics, Inc. of our report dated March 26, 2018, with respect to the consolidated balance sheets of Polycom, Inc. as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2017, and the related notes, which report appears in the Form 8-K of Plantronics dated August 31, 2018.
/s/ KPMG LLP

Santa Clara, California
August 31, 2018